Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contacts:	Media Relations Contacts:
Ed Merritt	Gerri Dyrek
Vice President, Investor Relations	Group Vice President, Corporate Communications
Digital River, Inc.	Digital River, Inc.
investorrelations@digitalriver.com	gdyrek@digitalriver.com
+1 952-225-3362	+1 952-225-3719

Ken Brooks
Director, Investor Relations
LML Payment Systems Inc.
kbrooks@lmlpayment.com
604-689-4440
800-888-2260

LML Payment Systems’ Shareholders

Approve Plan of Arrangement

MINNEAPOLIS and VANCOUVER, British Columbia — Jan. 7, 2013 — Digital River, Inc. (NASDAQ: DRIV) and LML Payment Systems Inc. (NASDAQ: LMLP) are pleased to announce that LML has received shareholder approval for the proposed plan of arrangement (the “Arrangement”) with Digital River.

Under the Arrangement, Digital River will acquire all of the issued and outstanding common shares of LML (the “LML Shares”) in exchange for U.S. $3.45 in cash for each LML Share. Each holder of an option or warrant to acquire LML Shares will receive a cash payment per option or warrant equal to the difference between U.S. $3.45 and the exercise price of the respective option or warrant.

The Arrangement was approved by a special resolution of shareholders of LML at the special meeting held earlier today (the “Meeting”). The special resolution required affirmative votes from 66 ²/3% of votes cast in person or by proxy by holders of LML Shares. An affirmative vote was cast by 96.34% of shareholders represented in person or by proxy at the Meeting.

The Arrangement remains subject to the final approval of the Supreme Court of British Columbia and satisfaction of other closing conditions. The hearing in respect of the final order to approve the Arrangement is currently anticipated to take place on Jan. 8, 2013, at 9:45 a.m. (Vancouver Time). If the final order is obtained on Jan. 8, 2013, and all further approvals and conditions are obtained and satisfied, it is expected that the Arrangement will be completed on or about Jan. 10, 2013. Concurrent with the completion of the Arrangement, LML intends to apply to have the LML Shares delisted from the NASDAQ and for LML to cease to be a reporting issuer.

About LML Payment Systems Inc.

LML Payment Systems Inc., through its Canadian subsidiary Beanstream Internet Commerce Inc., and US subsidiaries Beanstream Internet Commerce Corp and LML Payment Systems Corp., is a leading provider of financial payment processing solutions for e-commerce and traditional businesses. The company provides credit card processing, online debit, electronic funds transfer, automated clearinghouse payment processing and authentication services, along with routing of selected transactions to third party processors and banks for authorization and settlement. For more details about LML Payment Systems, visit www.lmlpayment.com.

About Digital River, Inc.

Digital River, Inc., the revenue growth experts in global cloud commerce, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running a global commerce operation. The company’s comprehensive platform offers site development and hosting, order management, global payments, cloud-based billing, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit its corporate website, follow the company on Twitter or call +1 952-253-1234.

No stock exchange or regulatory authority has in any way passed upon the merits of the proposed transaction and has neither approved nor disapproved the contents of the transactions contemplated by the agreement.  If all approvals are obtained, all conditions are met, and the transaction is completed, LML Payment Systems will be delisted from NASDAQ.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements, such as the parties’ ability to close the transaction. Such forward-looking statements can be identified by the words “believes,” “intends,” “expects” and similar words.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  These risks and uncertainties, include, but are not limited to, those relating to: the ability to satisfy the conditions to the proposed transaction between Digital River and LML Payment Systems, the ability to successfully complete the proposed transaction in accordance with its terms and in accordance with the expected schedule, the ability to obtain regulatory or other approvals for the proposed transaction on the terms proposed and on the anticipated schedule, and the ability for Digital River and LML Payment Systems to integrate efficiently.  Additional information concerning other risk factors is contained in the parties’ most recent Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made, and Digital River and LML Payment Systems undertake no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. All subsequent written and oral forward-looking statements concerning Digital River or LML Payment Systems, the proposed transaction, or other matters and attributable to Digital River or LML Payment Systems or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Digital River is a registered trademark of Digital River, Inc. All other trademarks and registered trademarks are trademarks of their respective owners.

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